As filed with the Securities and Exchange Commission on November 6, 2002

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DENDRITE INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

NEW JERSEY	22-2786386
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1200 MOUNT KEMBLE AVENUE
MORRISTOWN, NEW JERSEY 07960-6769
(Address of Principal Executive Offices)

DENDRITE INTERNATIONAL, INC. NEW HIRE OPTION GRANT AUTHORIZATION
(Full Title of the Plan)

CHRISTINE A. PELLIZZARI, Esq.
VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
DENDRITE INTERNATIONAL, INC.
1200 MOUNT KEMBLE AVENUE
MORRISTOWN, NEW JERSEY 07960-6769
973-425-1200
(Name, Address and Telephone Number of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock,
no par value per share	1,000,000	$ 6.13	$ 6,130,000	$ 563.96

_________________

(1)	Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”) additional shares of Common Stock may be issuable pursuant to anti-dilution provisions of Dendrite International, Inc. Board Allocations for New Hires (the “Plan”).

(2)	Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based on the average high and low prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on November 5, 2002.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference

     The shares being registered pursuant to this Form S-8 constitute shares of Dendrite International, Inc. (the “Company”) Common Stock issued to persons not previously employed by the Company, as essential inducement to the individual’s entering into employment with the Company, as permitted under NASD Rule 4350(i).

     The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, filed on March 29, 2002.

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s latest annual report.

(c) The description of the Company’s Common Stock, no par value contained in the Company's Registration Statement on Form 8-A filed on May 24, 1995.

(d) The description of the Common Stock contained in the Company’s Amendment No. 1 to the Registration Statement on Form 8-A filed on June 9, 1995.

(e) The description of the Common Stock contained in the Company’s Amendment No. 2 to the Registration Statement on Form 8-A filed on June 21, 1995.

     All documents filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel

Not applicable.

ITEM 6.	Indemnification of Directors and Officers

     The New Jersey Business Corporation Act gives the Company power to indemnify each of its directors and officers against expenses and liabilities in connection with any proceeding involving such person by reason of such person being or having been a director or officer, other than a proceeding by or in the right of the Company, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

     The Company enters into indemnification agreements with directors and officers of the Company, which provide that, with certain exceptions, the Company would hold harmless and indemnify each director and officer in connection with the such individual’s service to the Company to the extent permitted under the New Jersey Business Corporation Act. More specifically, the indemnification agreements provide that the Company is obligated to indemnify each director and each officer against all reasonable costs, expenses (including attorneys’ fees), fines, judgments, and settlement amounts that such director or officer may incur in connection with any actual or threatened action, suit, or proceeding (whether, civil, administrative, investigative or criminal) to which such director is, or may be, a party by reason of his position as a director, officer, employee, or agent of another entity to which such director or officer provides services at the request of the Company.

     In a proceeding by or in the right of the Company, there shall be no indemnification in respect of any liabilities or expenses if the officer or director shall have been adjudged liable to the Company unless the court in such proceeding determines such person is entitled to indemnification for such liabilities and/or expenses. Furthermore, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to such director or officer establishes that his or her acts or omissions (a) were in breach of a duty of loyalty to the Company and its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

     The Company’s Restated Certificate of Incorporation provides that to the fullest extent permitted by New Jersey law, directors and officers of the Company will not be personally liable to the Company or its shareholders for monetary damages for breaches of such director’s or officer’s duty of care or other duties as a director or officer; except that a director or officer shall not be relieved from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Company or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

     The Company’s Amended and Restated By-laws provide broad indemnification rights to directors and officers so long as the director or officer acted in a manner believed in good faith to be in or not opposed to the best interest of the Company and with respect to criminal proceedings if the director or officer had no reasonable cause to believe his or her conduct was unlawful.

     The Company maintains a directors’ and officers’ liability insurance policy.

ITEM 7.	Exemption from Registration Claimed

Not applicable.

ITEM 8.	Exhibits

5	Opinion of Legal Counsel.

23.1	Consent of Independent Public Accountants (omitted pursuant to Rule 437(a)).*

23.2	Consent of Legal Counsel (included in Exhibit 5 hereto).

24	Power of Attorney (included on signature page hereto).

99.1	New Hire Plan.

      * After reasonable efforts, the Company has been unable to obtain the consent of Arthur Andersen LLP to the incorporation in this Registration Statement of its report with respect to the Company’s consolidated financial statements, which appeared in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. Under these circumstances, Rule 437(a) under the Securities Act permits this Registration Statement to be filed without a written consent from Arthur Andersen LLP. As a result, Plan participants may not be able to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act, for any untrue statement of a material fact or any omission to state a material fact, contained in the Company’s consolidated financial statements for the year ended December 31, 2001.

ITEM 9.	Undertakings

1.	The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fideoffering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morristown, State of New Jersey, on this 31st day of October, 2002.

Dendrite International, Inc. (Registrant) By: LUKE M. BESHAR —————————————— Name: Luke M. Beshar Title: Senior Vice President and Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of the Registrant hereby severally constitutes and appoints John E. Bailye, Luke M. Beshar and Christine A. Pellizzari, and each of them, their true and lawful attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including any post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

JOHN E. BAILYE —————————— John E. Bailye	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 31, 2002

LUKE M. BESHAR —————————— Luke M. Beshar	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 31, 2002

BRENT J. COSGROVE —————————— Brent J. Cosgrove	Vice President and Corporate Controller (Principal Accounting Officer)	October 31, 2002

BERNARD M. GOLDSMITH —————————— Bernard M. Goldsmith	Director	October 31, 2002

DEBORAH C. HOPKINS —————————— Deborah C. Hopkins	Director	October 31, 2002

EDWARD J. KFOURY —————————— Edward J. Kfoury	Director	October 31, 2002

PAUL A. MARGOLIS —————————— Paul A. Margolis	Director	October 31, 2002

JOHN H. MARTINSON —————————— John H. Martinson	Director	October 31, 2002

TERENCE H. OSBORNE —————————— Terence H. Osborne	Director	October 31, 2002

PATRICK J. ZENNER —————————— Patrick J. Zenner	Director	October 31, 2002

INDEX TO EXHIBITS

Exhibit No.	Description

5	Opinion of Legal Counsel.

23.1	Consent of Independent Public Accountants (omitted pursuant to Rule 437(a)).*

23.2	Consent of Legal Counsel (included in Exhibit 5 hereto).

24	Power of Attorney (included on signature page hereto).

99.1	New Hire Plan.

      * After reasonable efforts, the Company has been unable to obtain the consent of Arthur Andersen LLP to the incorporation in this Registration Statement of its report with respect to the Company’s consolidated financial statements, which appeared in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. Under these circumstances, Rule 437(a) under the Securities Act permits this Registration Statement to be filed without a written consent from Arthur Andersen LLP. As a result, Plan participants may not be able to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act, for any untrue statement of a material fact or any omission to state a material fact, contained in the Company’s consolidated financial statements for the year ended December 31, 2001.